EXHIBIT 10.2
SNYDER’S-LANCE, INC.
2016 Key Employee Incentive Plan
Restricted Stock Unit Agreement

Granted To	Award Date	Number of Shares	Vesting Amounts and Dates
Name Address	XX/XX/XXXX	XX,XXX	33-1/3% - 1 year after Award Date 33-1/3% - 2 years after Award Date 33-1/3% - 3 years after Award Date
Fair Market Value Per Share:
$$.$$

This Restricted Stock Unit Agreement is made between Snyder’s-Lance, Inc., a North Carolina corporation (the "Company"), and you, an employee of the Company or one of its subsidiaries.

The Company sponsors the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (the "Plan"). A Prospectus describing the Plan may be obtained by contacting the Equity Compensation Manager or viewed on Fidelity’s website by logging into netbenefits.fidelity.com. The Plan is available upon request and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

The Company recognizes the value of your contribution to the Company and has awarded you shares of Restricted Stock Units under the Plan.

Now, therefore, you and the Company mutually covenant and agree as follows:

1.
Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of shares of Restricted Stock Units stated above of the Company's Common Stock (the "Shares"). By accepting this Agreement, you acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Snyder’s-Lance, Inc. Long-Term Performance Incentive Plan for Officers and Key Managers for 2016.

2.
You agree that, upon request, you will furnish a letter agreement providing that you will not distribute or resell any of the Shares in violation of the Securities Act of 1933, as amended, that you will indemnify and hold the Company harmless against all liability for any such violation and that you will accept all liability for any such violation.

3.
The Units covered by this award shall vest to you in the amounts and on the dates stated in the schedule above and in the event of a Change in Control as defined in the Plan. Vested Shares shall be delivered to you as soon as practicable following the date of vesting. In that regard, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and tax withholding:

(a)
Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledges that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings

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regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Award or the subsequent sale of Shares; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

(b)
Prior to the vesting of the Award, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all minimum withholding obligations of the Company. In this regard, you authorize the Company to withhold all applicable minimum Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that you acquire to meet the minimum withholding obligation for Tax-Related Items, and/or (ii) withhold Shares otherwise deliverable upon vesting, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount (to the extent necessary to comply with applicable tax laws or generally applicable accounting principles). Finally, you shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver Shares upon vesting if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 3. While the Shares are held by the Company, you shall not have the right to sell, transfer, assign, pledge or otherwise dispose of the Shares or any interest therein.

4.
Any stock dividends issued with respect to the units shall be treated as additional Shares under the award and shall be subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued. Your right to vote and to receive cash dividends on unvested units as well as your right to receive such unvested units shall terminate and be forfeited upon your termination of employment with the Company or its subsidiaries for any reason, except as otherwise provided in this paragraph. In the event of your death or Disability, the Units which are not vested will be fully vested. In the event of your Retirement (as such term is defined in the plan), the Units which are not vested will be vested pro rata based on the number of full months elapsed on the date of such event since the Award Date to the vesting dates stated above. For example, if you are awarded units which would vest in two years and you retire 12 months after the Award Date, you will be vested in 50% of such units or, if you receive an award of units which would vest in four years and you retire 18 months after the Award Date, you will be vested in 37.5% of such units in each case, as reduced for any units that previously vested before the date of such Retirement.

5.
The existence of this award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by email, by fax or by mail, postage prepaid, to such address and directed to such person(s) as the Company may notify you from time to

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time; and to you, at your address as shown on the records of the Company from time to time, or at such other address as you, by notice to the Company, may designate in writing from time to time.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Agreement to be executed by its duly authorized officer, and you, the Grantee, have accepted this award and agreed to the terms and conditions of this Restricted Stock Unit Agreement by your acceptance on the Fidelity Online Website, all effective as of the Award Date stated above.

SNYDER’S-LANCE, INC.

By________________________________________
    Executive Vice President and
                     Chief Financial Officer

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